Computershare

Computershare Investor
Services
250 Royall Street
Canton, Massachusetts 02021
www.com putersharecom




May 14, 2007


Patty Villasenor
Claymore Securities, Inc.
2455 Corporate West Drive
Lisle, Illinois 60532

Dear Ms. Villasenor,

As requested, we have
tabulated the vote cast at
the Annual Meeting of
Stockholders of Western Asset
/ Claymore U.S. Treasury
Inflation Protected
Securities Fund 2 common
stock, held on May 14, 2007.
The results of this
tabulation are as follows:

We certify that the number of
shares issued, outstanding
and eligible to vote as of
the record date of March 16,
2007 was 61,184,134 shares.
We tabulated 104 proxies
representing 56,521,550.1915
shares or 92.38 percent of
the eligible voting shares.

1. Election of Class III
Trustees.

Trustee Nominee
	For
	Withheld
Ronald E. Toupin, Jr.
	50,820,130.1915
	5,701,420.0000
R. Jay Gerken
	50,820,482.1915
	5,701,068.0000



Sincerely,


Shannon Susol
Account Administrator